Exhibit 3.1
ARTICLES OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
QUINTANA MARITIME LIMITED
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT
     I, Paul J. Cornell, Chief Financial Officer of QUINTANA MARITIME LIMITED, a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of said Corporation hereby certify:
1.	The name of the Corporation is: QUINTANA MARITIME LIMITED

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 13th day of January, 2005, as amended and restated by an Amended and Restated Articles of Incorporation filed with the Registrar of Corporations on June 29, 2005, and as further amended by a Statement of Designations filed with the Registrar of Corporations on May 11, 2006 (said Articles of Incorporation, as so amended and restated, being hereinafter called the “Articles of Incorporation”).

3.	Section D of the Articles of Incorporation is hereby amended to reduce the authorized number of preferred shares of stock by 2,045,558 shares, said number of shares being the number of issued shares of the 12% Mandatorily Convertible Preferred Stock of the Corporation which have been converted into common shares of the Corporation, said cancelled shares of 12% Mandatorily Convertible Preferred Stock may not be reissued by reason of a provision of the Articles of Incorporation which prohibits their reissuance. To effect such amendment Section D of the Articles of Incorporation is hereby amended in its entirety to read as follows:

“D. Authorized Capital Stock: The aggregate number of shares of stock that the Corporation shall have authority to issue is one hundred seven million nine hundred fifty four thousand four hundred and fifty eight (107,954,442), consisting of common and preferred stock.
     (i) Number of Shares of Common Stock. The aggregate number of shares of common stock that the Corporation is authorized to issue is one hundred million (100,000,000) registered shares with a par value of United States one cent (U.S.$.01) per share (the “Common Stock”).
     (ii) Number of Shares of Preferred Stock. The aggregate number of shares of preferred stock that the Corporation is authorized to issue is seven million nine hundred fifty four thousand four hundred and forty two (7,954,442) registered shares with a par value of United States one cent (U.S.$.01) per share (the “Preferred Stock”).”
4.	The Board of Directors of the Corporation approved the amendment to the Articles of Incorporation under authority vested in the Board under the provisions of Section 46(5) of the Business Corporations Act.
     IN WITNESS WHEREOF, I have executed these Articles of Amendment on this 16th day of August, 2006.

/s/ Paul J. Cornell

Name:	Paul J. Cornell
Title:	Chief Financial Officer